EX-99.77M

On December 12, 2008, the net assets of the Ameritas Income & Growth, a series of Calvert Variable Series, Inc. (“CVS”), merged into Summit Mutual Funds, Inc. (“SMI”), Zenith Portfolio.   The Boards for both Funds approved the merger, and the shareholders of Ameritas Income & Growth Portfolio approved the transaction on December 12, 2008.  The merger was accomplished by a tax-free exchange of 13,716,124 shares of Ameritas Income & Growth Portfolio for 2,227,178 shares of the Summit Zenith Portfolio outstanding at December 12, 2008.  The Ameritas Income & Growth Portfolio’s net assets as of December 12, 2008, were combined with those of Summit Zenith Portfolio.

On December 12, 2008, the net assets of the Ameritas Index 500 Portfolio, a series of CVS, merged into SMI S&P 500 Index Portfolio.  The Boards for both Funds approved the merger, and the shareholders of Ameritas Index 500 Portfolio approved the transaction on December 12, 2008.  The merger was accomplished by a tax-free exchange of 782,946 shares of the Summit S&P 500 Index Portfolio for 483,294 shares of the Ameritas Index 500 Portfolio outstanding at December 12, 2008. The Ameritas Index 500 Portfolio’s net assets as of December 12, 2008, were combined with those of the Summit S&P 500 Index Portfolio.